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                                                                     EXHIBIT 8.1

                                                   , 2000
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Bank Mutual Corporation                Mutual Savings Bank
4949 West Brown Deer Road              510 East Wisconsin Avenue
Brown Deer, WI  53223                  Milwaukee, WI  53202



Ladies and Gentlemen:

         We have acted as counsel to Mutual Savings Bank, a Wisconsin mutual savings bank ("Mutual Savings"), and Bank Mutual Savings Corporation, a Wisconsin corporation ("Bank Mutual Savings"), in connection with (i) the restructuring, including the conversion of Mutual Savings from a state-chartered savings bank to a federal savings bank and then to a federal stock savings bank, as described in the Plan of Restructuring from Mutual Savings Bank to Mutual Holding Company of Mutual Savings as adopted on February 17, 2000, as amended and restated May 15, 2000 (the "Plan of Restructuring"), and (ii) the preparation and filing of the Prospectus of Bank Mutual relating to the restructuring (the "Restructuring Prospectus"). In the following discussion, "Mutual Bank" refers to Mutual Savings before the conversion and "Stock Bank" refers to Mutual Savings after the conversion.

         The restructuring will be accomplished as follows:

         (a) Mutual Savings will convert from a state-chartered savings bank to a federal savings bank.

         (b) Mutual Savings will form Mutual Savings Bancorp, MHC, a mutual holding company (the "MHC"), a federally-chartered mutual holding company which will be subject to regulation by the Office of Thrift Supervision. The MHC will form a transitory federal stock savings bank ("Transitory"). Mutual Savings will own all of the shares of Bank Mutual and will contribute those shares to the MHC. The MHC will thereupon own all of the stock of both Bank Mutual and Transitory.

         (c) Mutual Savings will convert to a federal stock savings bank ("Stock Bank"). The depositors of Mutual Savings will receive deposit accounts in Stock Bank with the same terms and conditions as their deposit accounts in Mutual Savings.

         (d) Transitory will merge into Stock Bank in a transaction in which the MHC will receive all of the stock of Stock Bank. Stock Bank will be the surviving corporation in the merger.

         (e) The MHC will transfer the stock of Stock Bank to Bank Mutual so that Bank Mutual will hold all of the stock of Stock Bank, and the MHC will initially own 100% of the shares of common stock of Bank Mutual. The former depositors of Mutual Savings will hold all of the liquidation interests and voting rights in the MHC, for so long as, and to the extent, they continue to maintain their qualifying deposits with Stock Bank.

         (f) Simultaneously with the Merger, Bank Mutual will issue shares of its stock to the public and the Bank Mutual employee benefit plans for cash in the subscription offering at the price to purchasers at $10 per share.

         (g) The initially issued stock of Stock Bank, which will be constructively received by the former Mutual Savings' depositors when Mutual Savings becomes a stock savings bank under step (c)



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                  above, will be issued to the MHC in exchange for liquidation interests in the MHC which will be held by Mutual Savings' depositors.

         In connection with this opinion, we have examined the Plan of Restructuring, the Restructuring Prospectus, the Merger Agreement, the Proxy Statement/Prospectus and representations contained in letters to us, dated as of the date hereof, by Mutual Savings, Bank Mutual and First Northern. For purposes of this opinion, we have assumed (i) the accuracy of the representations made by Mutual Savings and Bank Mutual contained in their respective letters to us, (ii) the restructuring, including the conversion, will be consummated in the manner described in the Plan of Restructuring and the Restructuring Prospectus, and
(iii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

         Subject to the assumptions set forth above with regard to the restructuring, we are of the opinion that:

         (1) the conversion of Mutual Savings from a state chartered savings bank to a federal savings bank and then to a federal stock savings bank will constitute a "reorganization" under
                  Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and Mutual Savings (in either its status as Mutual Bank or Stock Bank) will not recognize gain or loss as a result of the conversion;

         (2) the basis of each asset of Mutual Bank received by Stock Bank in the reorganization will be the same as Mutual Bank's basis for such asset immediately prior to the reorganization;

         (3) the holding period of each asset of Mutual Bank received by Stock Bank in the reorganization will include the period during which such asset was held by Mutual Bank prior to the reorganization;

         (4) Mutual Bank's depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interests (i.e., liquidation interests and voting rights) in Mutual Bank;

         (5) no gain or loss will be recognized by the depositors of Mutual Savings (formerly Mutual Bank) upon the transfer to the MHC of shares of Stock Bank common stock they constructively receive in the restructuring in exchange for interests (i.e., liquidation interests and voting rights) in the MHC;

         (6) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

         (7) no gain or loss will be recognized by those that purchase shares of Bank Mutual in the subscription offering upon the transfer of cash to Bank Mutual in exchange for shares of common stock of Bank Mutual;

         (8) no gain or loss will be recognized by Bank Mutual upon the issuance of shares of Bank Mutual in exchange for cash in the subscription offering; and

         (9) the statements made under the captions "TAXATION" and "THE RESTRUCTURING AND THE OFFERING -- Federal Tax Consequences of the Restructuring" in the Restructuring Prospectus,



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                  to the extent they constitute matters of law or legal
                  conclusions, are correct in all material respects.

         The Merger Agreement provides that the shareholders of First Northern will receive shares of common stock of Bank Mutual equal to the "Stock Percentage." The Stock Percentage will be selected by Mutual and will be a percentage somewhere between 40% and 70% of the total consideration received by First Northern shareholders. Although the Internal Revenue Service ordinarily does not give rulings on merger transactions, its ruling policy would require that at least 50% of the consideration to be paid in the Merger be in the form of Bank Mutual stock for the tax consequences as described above to be realized. However, such ruling policy is not necessarily the Internal Revenue Service's interpretation of the existing law, as there are court decisions which have upheld tax free reorganization treatment where less than 40% of the consideration was in the form of stock.

         This opinion does not address any federal, state, local or foreign tax consequences that may result from the Merger or any other related transactions, other than as set forth above. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

         This opinion is intended solely for the benefit of Bank Mutual, its shareholders, Mutual Savings, and Mutual Saving's depositors in connection with the restructuring and the Merger. It may not be relied upon for any other purpose or by any other person or entity, and it may not be made available to any other person or entity without our prior written consent. We consent to the filing of this opinion as an exhibit to the Restructuring Prospectus and the reference to our firm under the caption "THE RESTRUCTURING AND THE OFFERING -- Federal Tax Consequences of the Restructuring" in the Restructuring Prospectus. In giving such consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
                                           Very truly yours,

                                           [draft]

                                           QUARLES & BRADY LLP